EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Reports Fourth Quarter and Full Year 2022
Financial and Operating Results & Provides Full Year 2023 Guidance
Houston, Texas (February 24, 2023) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today its financial and operating results for fourth quarter and full-year 2022 and provided full-year 2023 financial guidance.
Highlights
•Generated fourth quarter 2022 net loss of $23.9 million, adjusted EBITDA of $50.3 million, cash flow available for distributions ("Distributable Cash Flow" or "DCF") of $20.2 million and free cash flow (“FCF”) of $11.8 million
◦Fourth quarter 2022 results include $4 million of severe weather outages and unusual expenses
•Generated adjusted EBITDA of $212.3 million and FCF of $73.5 million in 2022, exceeding the mid-point of our original guidance range
•Executed four highly strategic, value- and credit-enhancing acquisitions and divestitures, most recently closing on the DJ Basin acquisitions on December 1, 2022
•Provided 2023 adjusted EBITDA guidance of $290 million to $320 million, representing approximately 40%(1) year-over-year expected growth
◦Expect to de-lever the balance sheet towards an approximately 4.35x leverage ratio by year end (1)
Management Commentary
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “Summit delivered solid financial and operating results in 2022, and we made outstanding progress executing our corporate strategy to high-grade our portfolio of assets and increase our scale in a balance sheet enhancing manner. We exceeded the mid-point of our Adjusted EBITDA guidance range for the year, despite incurring approximately $4 million of weather-related and unusual expenses in the fourth quarter. During the year, we sold our Lane Gathering and Processing System and Bison Gas System for more than a 15x combined EBITDA multiple and reinvested those proceeds in the fourth quarter to build a strong franchise position in the DJ Basin with the acquisition of the Outrigger DJ and Sterling systems. The Outrigger DJ and Sterling systems have been successfully integrated with our Hereford operations and both Summit and our DJ customers are already realizing the benefits of operating a combined super-system in the basin. We estimate a full quarter’s contribution from the DJ Acquisitions would have increased Adjusted EBITDA by approximately $8 million in the fourth quarter 2022. We have also maintained strong momentum across our operating footprint heading into 2023 with 12 customer rigs running behind our systems and more than 235 DUCs accumulated to date.”
“For 2023, we are setting an adjusted EBITDA guidance range of $290 million to $320 million with total growth and maintenance capital expenditures of $45 million to $65 million. After normalizing for acquisitions and divestitures in 2022, the midpoint of our guidance range reflects approximately 15% year-over-year growth in adjusted EBITDA and a resumption of drilling and completion activity that is much more in line with our longer-term expectations for our business. We expect to continue to de-lever the balance sheet towards an approximate 4.35x leverage ratio by year end1. We also remain very optimistic about our opportunity set to further execute on strategic and credit-accretive acquisitions and divestitures, commercializing Double E, and capturing new commercial opportunities in the DJ and other core basins that will take advantage of the capacity behind our operating systems.”

(1) Based on the midpoint of the $290 million to $320 million adjusted EBITDA guidance range.

EXHIBIT 99.1
Fourth Quarter 2022 Business Highlights
SMLP’s average daily natural gas throughput for its wholly owned operated systems decreased by 29 MMcf/d to 1,148 MMcf/d, and liquids volumes decreased by 2 Mbbl/d to 64 Mbbl/d, relative to the third quarter of 2022. The decline in natural gas volumes was due to the Bison Midstream divestiture in September 2022, which contributed 12 MMcf/d in the third quarter of 2022. OGC natural gas throughput decreased from 783 MMcf/d to 754 MMcf/d and generated $8.2 million of adjusted EBITDA net to SMLP for the fourth quarter of 2022. Double E Pipeline gross volumes transported declined by 25 MMcf/d to 289 MMcf/d and generated $3.4 million of adjusted EBITDA net to SMLP for the fourth quarter of 2022. Additionally, we incurred approximately $3 million of unusual compensation related expenses during the fourth quarter.
Natural gas-price driven segments:
•Natural gas price-driven segments had combined quarterly segment adjusted EBITDA of $41.0 million and combined capital expenditures of $3.1 million in the fourth quarter of 2022.
•Northeast segment adjusted EBITDA of $19.1 million decreased by $0.3 million from the third quarter of 2022, primarily due to a 6.0% decline in volume on our wholly owned systems, partially offset by a $0.5 million increase in proportional EBITDA from our OGC joint venture. The increase in proportional EBITDA was due to favorable margin mix and lower operating expenses, partially offset by a 3.7% decline in volume. Six new wells were brought online behind the TPL-7 connection of our wholly owned SMU system in November 2022 and eight new wells were connected behind our OGC joint venture during the quarter. There are currently four rigs running, including two rigs behind on our wholly owned SMU system, and more than 40 DUCs behind the OGC, SMU and MTN systems.
•Piceance segment adjusted EBITDA of $14.7 million increased by $0.4 million from the third quarter of 2022, primarily due to a $0.7 million decrease in operating expenses, partially offset by 3.3% of natural production declines from the prior quarter. There is currently one rig running and 17 wells that started coming online in late February 2023.
•Barnett segment adjusted EBITDA of $7.2 million decreased by $0.6 million relative to the third quarter of 2022, primarily due to a $0.3 million decrease in retainage natural gas sales and $0.7 million increase in direct operating expenses. Volume throughput on the system increased by 3.9% due to 8 wells connected to the system during the second half of 2022. There are currently three rigs running and 13 DUCs behind the system.
Oil price-driven segments
•Oil price-driven segments generated $18.0 million of combined segment adjusted EBITDA in the fourth quarter of 2022 and had combined capital expenditures of $6.8 million.
•Permian segment adjusted EBITDA of $4.2 million decreased by $0.7 million from the third quarter of 2022, primarily due to a 7.9% decline in Double E gross volume throughput from the prior quarter due to unfavorable natural gas prices at Waha.
•Rockies segment adjusted EBITDA of $13.8 million decreased $0.4 million relative to the third quarter of 2022, primarily due to weather-related interruptions during December and the sale of Bison in September 2022, partially offset by the addition of the Outrigger DJ and Sterling assets that closed in December 2022. We estimate the winter storm negatively impacted gross margin by approximately $1.0 million during the quarter. In addition, there were several completions that were delayed during the quarter, with 19 crude oil wells connected late in the fourth quarter, relative to our previous expectation of 40 wells connected during the quarter. Crude oil volumes were flat, while produced water volumes declined 9.3% relative to the third quarter. There are currently two rigs running and more than 150 DUCs behind the systems.

EXHIBIT 99.1
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Average daily throughput (MMcf/d):
Northeast (1)	599	710	652	765
Rockies	42	34	33	35
Permian (1)	—	24	14	26
Piceance	295	317	306	326
Barnett	212	222	203	204
Aggregate average daily throughput	1,148	1,307	1,208	1,356

Average daily throughput (Mbbl/d):
Rockies	64	62	62	63
Aggregate average daily throughput	64	62	62	63

Ohio Gathering average daily throughput (MMcf/d) (2)	754	530	674	526

Double E average daily throughput (MMcf/d) (3)	289	58	277	15
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(3)Gross basis, represents 100% of volume throughput for Double E.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(In thousands)		(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$19,057	$19,013	$77,046	$83,287
Rockies	13,819	14,911	57,810	64,517
Permian (3)	4,203	2,600	18,051	6,614
Piceance	14,688	15,865	60,055	76,131
Barnett	7,227	10,187	31,624	36,729
Total	$58,994	$62,576	$244,586	$267,278
Less: Corporate and Other (4)	8,666	7,870	32,296	28,855
Adjusted EBITDA	$50,328	$54,706	$212,290	$238,423
__________
(1)We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.

EXHIBIT 99.1
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and natural gas and crude oil marketing services.
Capital Expenditures
Capital expenditures totaled $10.6 million in the fourth quarter of 2022 and $31.5 million for calendar year 2022, inclusive of maintenance capital expenditures of $3.8 million and $11.0 million, respectively. Capital expenditures in the fourth quarter of 2022 were primarily related to growth projects to connect new pad sites in our Northeast and Rockies segments.

	Year Ended December 31,
	2022	2021
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$8,743	$11,237
Rockies	12,968	9,875
Permian	1,407	2,042
Piceance	6,116	579
Barnett	366	766
Total reportable segment capital expenditures	$29,600	$24,499
Corporate and Other	1,937	531
Total cash paid for capital expenditures	$31,537	$25,030
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.
2023 Guidance
SMLP is releasing guidance for 2023, which is summarized in the table below. These projections are subject to risks and uncertainties as described in the "Forward-Looking Statements" section at the end of this release.
Our guidance range is anchored by recent drilling and completion schedules provided by our customers and is reflective of the current commodity price environment. We have taken a consistent approach to our 2023 guidance range that we did with our 2022 guidance range. If our producer customers hit their production targets and timing of planned well connects, we would expect to be near the high end of our 2023 guidance range. The midpoint of our guidance range reflects a conservative, yet appropriate, level of risking to the most recent drill schedules and volume forecasts provided by our customers. The low end of our guidance range reflects additional delays to customer drilling and completion schedules and planned well connects.
We expect approximately 295 to 365 well connections in 2023, which is in line with pre-COVID levels and Summit’s expectations for activity levels in a normalized commodity price environment. Of the expected well connections in 2023, approximately 15% are dry-gas oriented wells, approximately 35% are liquids-rich gas-oriented wells and approximately 50% are crude-oil oriented wells. Customers are currently running 12 rigs behind our systems, with more than 235 DUCs, providing line of sight to the 2023 estimated well connections and associated volume growth.
We expect our wholly owned natural gas gathering system throughput to range from 1,340 MMcf/d to 1,430 MMcf/d, representing approximately 15% growth at the mid-point of the guidance range relative to 2022, with growth expected behind each of our systems. OGC gross volume throughput is expected to range from 775 MMcf/d to 825 MMcf/d, as compared to 674 MMcf/d in 2022 and 754 MMcf/d in the fourth quarter 2022, representing approximately 19% year-over-year growth at the mid-point of the guidance range. Double E volume throughput is expected to be approximately 325 MMcf/d, relative to existing take-or-pay contracts of 810 MMcf/d, and contractually increasing to 985 MMcf/d beginning in November 2023. Liquids volumes are expected to range from 85 Mbbl/d to 95 Mbbl/d, primarily due to 70 to 80 new well connections expected during the year, including 7 new well connections from a key customer to whom we provide both crude oil and produced water gathering services.
Adjusted EBITDA is expected to range from $290 million to $320 million, representing more than 40% year-over-year growth. Our 2023 capital expenditure guidance of $45 million to $65 million, excluding Double E, includes capital reimbursements related to specific development projects with certain customers. Our full year 2023 growth capex guidance range is expected to be directed mostly towards new pad connections in the Rockies segment and includes approximately $10 million to $15 million of one-time integration and optimization projects behind the Rockies segment. Included in this range is approximately $10 million to $15 million of maintenance capex.

EXHIBIT 99.1

($ in millions)	2023 Guidance Range
	Low	High
Well Connections
Northeast (includes OGC)	75	85
Piceance	55	70
Barnett	25	30
Rockies	140	180
Total	295	365

Natural Gas Throughput (MMcf/d)
Northeast (excludes OGC)	685	735
Piceance	305	320
Barnett	225	240
Rockies	125	135
Total	1,340	1,430

Rockies Liquids Throughput (Mbbl/d)	85	95
OGC Natural Gas Throughput (MMcf/d, gross)	775	825
Double E Natural Gas Throughput (MMcf/d, gross)	325	325

Adjusted EBITDA
Northeast	$95	$105
Piceance	60	65
Barnett	35	40
Permian	25	25
Rockies	105	115
Unallocated G&A, Other	(30)	(30)
Total	$290	$320

Capital Expenditures
Growth	$35	$50
Maintenance	$10	$15
Total	$45	$65

Investment in Double E equity method investee	$5	$5
Capital & Liquidity
As of December 31, 2022, SMLP had $11.8 million in unrestricted cash-on-hand and $330 million drawn under its $400 million ABL Revolver and $64.1 million of borrowing availability, after accounting for $5.9 million of issued, but undrawn, letters of credit. As of December 31, 2022, SMLP's gross availability based on the borrowing base calculation in the credit agreement was $561 million, which is $161 million greater than the $400 million of lender commitments to the ABL Revolver. As of December 31, 2022 SMLP was in compliance with all financial covenants, including interest coverage of 2.52x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 1.31x relative to a maximum first lien leverage ratio of 2.5x. As of December 31, 2022, SMLP reported a total leverage ratio of approximately 5.5x.
As of December 31, 2022, the Permian Transmission Credit Facility balance was $155.4 million, a reduction of $4.6 million relative to the December 31, 2021 balance of $160.0 million due to scheduled mandatory amortization. The Permian Transmission Term Loan remains non-recourse to SMLP.

EXHIBIT 99.1
MVC Shortfall Payments
SMLP billed its customers $16.9 million in the fourth quarter of 2022 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the fourth quarter of 2022, SMLP recognized $10.2 million of gathering revenue associated with MVC shortfall payments. SMLP had no adjustments to MVC shortfall payments in the fourth quarter of 2022. SMLP’s MVC shortfall payment mechanisms contributed $10.2 million of total adjusted EBITDA in the fourth quarter of 2022 and $40.5 million of total adjusted EBITDA for full year 2022.

	Three Months Ended December 31, 2022
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$8,983	$2,246	$—	$2,246
Piceance	6,279	6,279	—	6,279
Northeast	1,678	1,678	—	1,678
Total MVC shortfall payment adjustments	$16,940	$10,203	$—	$10,203

Total (1)	$16,940	$10,203	$—	$10,203
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

	Year Ended December 31, 2022
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$288	$288	$—	$288
Total net change	$288	$288	$—	$288

MVC shortfall payment adjustments:
Rockies	$8,983	$8,983	$—	$8,983
Piceance	24,872	24,872	—	24,872
Northeast	6,352	6,352	—	6,352
Total MVC shortfall payment adjustments	$40,207	$40,207	$—	$40,207

Total (1)	$40,495	$40,495	$—	$40,495
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

EXHIBIT 99.1
Quarterly Distribution
The board of directors of SMLP’s general partner continued to suspend cash distributions payable on its common units and on its Series A fixed-to-floating rate cumulative redeemable perpetual preferred units (the "Series A Preferred Units") for the period ended December 31, 2022. Unpaid distributions on the Series A Preferred Units will continue to accumulate.
Fourth Quarter 2022 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on February 24, 2023, to discuss its quarterly and full year operating and financial results. The call can be accessed via teleconference at: Q4 2022 Summit Midstream Partners LP Earnings Conference Call (https://register.vevent.com/register/BI6d60dfbe2c6a46da9b6ba9a9ba2ba174). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com
.Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

EXHIBIT 99.1
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred unitholders less growth capital expenditures, less investments in equity method investees, less distributions to common and preferred unitholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity method investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.
Forward Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could”, including the estimated closing date of the acquisitions, sources and uses of funding, the benefits of the acquisitions to us and any related opportunities. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2022, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
	(In thousands)
ASSETS
Cash and cash equivalents	$11,808	$7,349
Restricted cash	1,723	12,223
Accounts receivable	75,287	62,121
Other current assets	8,724	5,676
Total current assets	97,542	87,369
Property, plant and equipment, net	1,718,754	1,726,082
Intangible assets, net	198,718	172,927
Investment in equity method investees	506,677	523,196
Other noncurrent assets	38,273	12,888
TOTAL ASSETS	$2,559,964	$2,522,462

LIABILITIES AND CAPITAL
Trade accounts payable	$14,052	$10,498
Accrued expenses	20,601	14,462
Deferred revenue	9,054	10,374
Ad valorem taxes payable	10,245	8,570
Accrued compensation and employee benefits	16,319	11,019
Accrued interest	17,355	12,737
Accrued environmental remediation	1,365	3,068
Accrued settlement payable	6,667	4,833
Current portion of long-term debt	10,507	—
Other current liabilities	11,724	3,676
Total current liabilities	117,889	79,237
Long-term debt, net	1,479,855	1,355,072
Noncurrent deferred revenue	37,694	42,570
Noncurrent accrued environmental remediation	2,340	2,538
Other noncurrent liabilities	38,784	32,357
Total liabilities	1,676,562	1,511,774
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	118,584	106,325

Partners' Capital
Series A Preferred Units	85,327	169,769
Common limited partner capital	679,491	734,594
Total partners' capital	764,818	904,363
TOTAL LIABILITIES AND CAPITAL	$2,559,964	$2,522,462

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$60,893	$66,201	$248,358	$281,705
Natural gas, NGLs and condensate sales	18,861	23,467	86,225	82,768
Other revenues	5,969	9,546	35,011	36,145
Total revenues	85,723	99,214	369,594	400,618
Costs and expenses:
Cost of natural gas and NGLs	12,664	23,795	76,826	81,969
Operation and maintenance	22,936	19,297	84,152	74,178
General and administrative (1)	12,960	9,752	44,943	58,166
Depreciation and amortization	29,658	31,210	119,055	119,076
Transaction costs	5,218	401	6,968	1,677
Gain on asset sales, net	(98)	(17)	(507)	(369)
Long-lived asset impairment	—	8,378	91,644	10,151
Total costs and expenses	83,338	92,816	423,081	344,848
Other income (expense), net	—	919	(4)	(613)
Gain (loss) on interest rate swaps	(77)	—	16,414	—
Loss on sale of business	(1,656)	—	(1,741)	—
Loss on ECP Warrants	—	—	—	(13,634)
Interest expense	(28,477)	(21,171)	(102,459)	(66,156)
Loss on early extinguishment of debt	—	(3,523)	—	(3,523)
Loss before income taxes and equity method investment income	(27,825)	(17,377)	(141,277)	(28,156)
Income tax (expense) benefit	(18)	(14)	(325)	327
Income from equity method investees	3,979	1,186	18,141	7,880
Net loss	$(23,864)	$(16,205)	$(123,461)	$(19,949)

Net loss per limited partner unit:
Common unit – basic	$(3.03)	$(3.42)	$(12.71)	$(6.57)
Common unit – diluted	$(3.03)	$(3.42)	$(12.71)	$(6.57)

Weighted-average limited partner units outstanding:
Common units – basic	10,172	7,170	10,048	6,741
Common units – diluted	10,172	7,170	10,048	6,741
__________
(1)For the year ended December 31, 2021, the amount includes a $22.4 million loss related to the Blacktail Release.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(In thousands)
Other financial data:
Net loss	$(23,864)	$(16,205)	$(123,461)	$(19,949)
Net cash provided by operating activities	3,004	37,368	99,809	165,099
Capital expenditures	10,582	13,250	31,537	25,030
Contributions to equity method investees	—	46,590	8,444	148,699
Adjusted EBITDA	50,328	54,706	212,290	238,423
Cash flow available for distributions (1)	$20,245	$29,924	$107,390	$168,288
Free Cash Flow	11,838	(26,681)	73,488	2,091
Distributions (2)	n/a	n/a	n/a	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,148	1,307	1,208	1,356
Aggregate average daily throughput – liquids (Mbbl/d)	64	62	62	63

Ohio Gathering average daily throughput (MMcf/d) (3)	754	530	674	526
Double E average daily throughput (MMcf/d) (4)	289	58	277	15
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$(23,864)	$(16,205)	$(123,461)	$(19,949)
Add:
Interest expense	28,477	21,171	102,459	66,156
Income tax expense (benefit)	18	14	325	(327)
Depreciation and amortization (1)	29,892	31,425	119,993	119,995
Proportional adjusted EBITDA for equity method investees (2)	11,612	8,619	45,419	29,022
Adjustments related to capital reimbursement activity (3)	(1,218)	(1,552)	(6,041)	(6,571)
Unit-based and noncash compensation	814	861	3,778	4,744
Loss on early extinguishment of debt	—	3,523	—	3,523
Gain on asset sales, net	(98)	(17)	(507)	(369)
Long-lived asset impairment	—	8,378	91,644	10,151
Other, net (4)	8,674	(325)	(3,178)	39,928
Less:
Income from equity method investees	3,979	1,186	18,141	7,880
Adjusted EBITDA	$50,328	$54,706	$212,290	$238,423
Less:
Cash interest paid	43,379	17,302	89,472	57,655
Cash paid for taxes	—	—	149	191
Senior notes interest adjustment (5)	(17,099)	4,245	4,315	4,757
Maintenance capital expenditures	3,803	3,235	10,964	7,532
Cash flow available for distributions (6)	$20,245	$29,924	$107,390	$168,288
Less:
Growth capital expenditures	6,779	10,015	20,573	17,498
Investment in equity method investee	—	46,590	8,444	148,699
Distributions on Subsidiary Series A Preferred Units	1,628	—	4,885	—
Free Cash Flow	$11,838	$(26,681)	$73,488	$2,091
_________
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering (subject to a one-month lag) adjusted EBITDA.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the year ended December 31, 2022, the amount includes $16.4 million of realized and unrealized gains related to the fair value of interest rate swaps, $8.6 million in transaction costs, $2.5 million of severance expenses and $1.7 million of losses related to sale of business. For the year ended December 31, 2021, the amount includes $22.2 million of losses related to the Blacktail Release and a $13.6 million loss related to the ECP Warrants.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(6)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Year Ended December 31,
	2022	2021
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:

Net cash provided by operating activities	$99,809	$165,099
Add:
Interest expense, excluding amortization of debt issuance costs	93,133	59,139
Income tax expense (benefit)	325	(327)
Changes in operating assets and liabilities	12,473	(5,867)
Proportional adjusted EBITDA for equity method investees (1)	45,419	29,022
Adjustments related to capital reimbursement activity (2)	(6,041)	(6,571)
Other, net (3)	11,097	25,792
Less:
Distributions from equity method investees	43,040	26,760
Noncash lease expense	885	1,104
Adjusted EBITDA	$212,290	$238,423
Less:
Cash interest paid	89,472	57,655
Cash paid for taxes	149	191
Senior notes interest adjustment (4)	4,315	4,757
Maintenance capital expenditures	10,964	7,532
Cash flow available for distributions (5)	$107,390	$168,288
Less:
Growth capital expenditures	20,573	17,498
Investment in equity method investee	8,444	148,699
Distributions on Subsidiary Series A Preferred Units	4,885	—
Free Cash Flow	$73,488	$2,091
__________
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA, subject to a one-month lag.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the Year ended December 31, 2022, the amount includes $8.6 million in transaction costs and $2.5 million of severance expenses. For the year ended December 31, 2021, the amount includes $22.2 million of losses related to the Blacktail Release.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(5)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP